Exhibit 10.14
LEASE AGREEMENT
LIBERTY PROPERTY LIMITED PARTNERSHIP
Landlord
AND
COMPELLENT TECHNOLOGIES, INC.
Tenant
AT
Lake Smetana Business Center
7625 Smetana Lane
Eden Prairie, Minnesota

LEASE AGREEMENT

i

     THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and COMPELLENT TECHNOLOGIES, INC., a corporation organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.
1. Basic Lease Terms and Definitions.
     (a) Premises: As shown on Exhibit “A”, consisting of approximately 55,924 rentable square feet.
     (b) Building: Approximately 56,000 rentable square feet
Address: 7625 Smetana Lane, Eden Prairie, Minnesota 55344
     (c) Term: 84 months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).
     (d) Commencement Date: February 1, 2007 (contingent upon Tenant’s completion of its Construction Drawings by November 13, 2006), or the date Tenant takes possession of the Premises, if earlier.
     (e) Expiration Date: The last day of the Term.
     (f) Minimum Annual Rent: Payable in monthly installments as follows:

Months	Rent PSF	Annual	Monthly

1-6	$7.64	$427,259.40	$35,604.95
7-12	10.19	569,865.60	47,488.80
13-18	11.98	669,969.48	55,830.79
19-24	14.25	796,917.00	66,409.75
25-36	15.11	845,011.68	70,417.64
37-48	15.57	870,736.68	72,561.39
49-60	16.03	896,461.68	74,705.14
61-72	16.52	923,864.52	76,988.71
73-84	17.02	951,826.44	79,318.87
     (g) Annual Operating Expenses: $373,572.36, payable in monthly installments of $31,131.03, subject to adjustment as provided in this Lease.
     (h) Tenant’s Share: 100% (also see Definitions)
     (i) Use: General office and uses ancillary thereto.
     (j) Security Deposit: See Section 27
     (k) Addresses For Notices:

Landlord:	Liberty Property Limited Partnership	Tenant:	Before the Commencement Date:
	10400 Viking Drive, Suite 130		12982 Valley View Road
	Eden Prairie, MN 55344		Eden Prairie, MN 55344
Attention: Vice President/City Manager
On or after the Commencement Date: Premises
     (l) Guarantor: N/A
     (m) Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.
     (n) Contents: The following are attached to and made a part of this Lease:

Rider 1 — Additional Definitions	Exhibits:	“A” — Plan showing Premises
“B” — Building Rules
“C” — Estoppel Certificate Form
“D” — Base Building

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, subject to Landlord completing the improvements Landlord is obligated to construct without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant (a) acknowledge that all square foot measurements are approximate and (b) stipulate and agree to the rentable square footages set forth in Sections 1(a) and (b) above for all purposes with respect to this Lease.
3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with the management of the Building. Tenant may use all Common Areas only for their intended purposes. The hours of operation of the Building shall be within the reasonable control of Tenant.
4. Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay). Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to circumstances outside of Landlord’s reasonable control.
5. Rent. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. If any taxes, special assessments, fees or other charges are imposed against Landlord by any authority with respect to the Rent, Tenant will pay these amounts to Landlord when due.
6. Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 60 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. During the period that is 60 days following Tenant’s receipt of Landlord’s annual reconciliation statement, Tenant shall be entitled at any reasonable time during regular business hours, after giving to Landlord at least 5 business days prior written notice, to inspect in Landlord’s business office all Landlord’s records necessary to satisfy itself that all charges have been correctly allocated to Tenant for the calendar year immediately preceding the year during which such notice is given, and to obtain an audit thereof by an independent certified public accountant (selected by Tenant with Landlord’s written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord’s certification of the amount of Operating Expenses charged Tenant, provided, however, that Tenant shall make all payments of Operating Expenses without delay, and that Tenant’s obligation to pay such Operating Expenses shall not be contingent on any such right. Tenant shall be deemed to have waived its right to contest any component of Operating Expenses to which it does not object (which objection must contain reasonable supporting detail) within said 60 day period; provided, however, that if Tenant’s audit discloses errors in Landlord’s determination of Operating Expenses, Tenant may review or audit the particular item or items subject to the error for the two (2) previous years. If following the audit it is determined that Tenant’s liability for Operating Expenses for any calendar year is less than ninety-five percent (95%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall pay to Tenant the cost of such audit (provided, however, that Landlord shall not be required to pay the cost of any audit based on a contingency fee or percentage of the amount recovered for Tenant) and regardless of such percentage Landlord shall refund promptly to Tenant the amount of the Operating Expenses paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit (nothing herein shall be deemed to prevent Landlord from disputing the results of any audit conducted on behalf of Tenant). If the audit determines that Tenant’s liability for Operating Expenses is more than the amount which Landlord previously certified to Tenant for such calendar year, Tenant shall promptly pay to Landlord (net of the cost to Tenant of the audit) the amount of the Operating Expenses underpaid by Tenant, as determined following such audit. Except as provided above, Tenant shall bear the total cost of any inspection or audit performed by or for Tenant. Tenant shall keep, and shall cause Tenant’s auditor to keep, the results of such audit or inspection confidential. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.
Tenant shall not initiate any action to reduce or contest real estate taxes on the Property. However, Landlord agrees to initiate such an action upon Landlord’s reasonable determination that the assessor has overvalued the Property, and that a contest is likely to be successful. If Tenant so requests, Landlord agrees to consult with and cooperate with Tenant in evaluating the merits of initiating a tax contest.
Landlord will, at the request of Tenant, consult with Tenant regarding the level of services to be provided by Landlord and standard of maintenance to be observed by Landlord with a view toward managing and controlling Operating Expenses in a reasonable and prudent manner consistent with the standards observed with respect to comparable class A suburban office buildings in the southwest suburban submarket of the Minneapolis/St. Paul metropolitan area. In no event shall Landlord be obligated to reduce standards of maintenance below those appropriate and necessary to maintain the Property in good condition and repair, consistent with the maintenance standards prevailing among comparable class A suburban office buildings.
7. Services. Tenant will pay directly for the following services: (i) electricity, (ii) heating and air conditioning in season, (iii) water, and (iv) trash removal and janitorial services. If Tenant requests, and if Landlord is able to furnish, services in addition to those identified above, Tenant shall pay Landlord’s reasonable charge for such supplemental services. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Any change to the companies providing such services to the Premises shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord, which approval shall not be unreasonably withheld.
8. Insurance; Waivers; Indemnification
     (a) Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.
     (b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.
     (c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.
     (d) Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self-insurance or self-insured retention in excess of $25,000.

     (e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys) which may be asserted against, imposed upon, or incurred by Tenant and arising out of or in connection with loss of life, personal injury or damage to property in or about the Property to the extent occasioned wholly or in part by any negligence or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.
9. Maintenance and Repairs.
     (a) Landlord shall Maintain the Building, including the Premises, the Common Areas, the Building Systems and any other improvements owned by Landlord located on the Property. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.
     (b) Tenant at its sole expense shall keep the Premises in a neat and orderly condition. Tenant is responsible at Tenant’s expense to provide trash removal and janitorial services in and to the Premises. Tenant shall ensure that its janitorial service provider shall clean and maintain the Premises to the standards prevailing for first class office buildings in the southwest suburban Minneapolis market. Tenant’s janitorial service provider shall comply with Landlord’s standard vendor insurance requirements, and provide Landlord a certificate of insurance evidencing the same. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.
10. Compliance.
     (a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.
     (b) Tenant will comply, and will cause its Agents to comply, with the Building Rules.
     (c) Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.
     (d) Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.
11. Signs. Except as expressly permitted in this Section, Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant may install signage on the exterior of the Building and on the Building monument sign. The design, size and location of Tenant’s signage shall be consistent with Landlord’s sign criteria and otherwise subject to Landlord’s approval, which approval shall not be unreasonably withheld. All Tenant signage shall be installed and maintained at Tenant’s sole cost and expense and must comply with all Laws, provided that Landlord shall cause the sign monument to be constructed at Landlord’s expense (with Tenant responsible for the cost of the sign panel identifying Tenant). Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.
12. Alterations. Except for non-structural Alterations that (i) do not exceed $25,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable out-of-pocket costs and expenses incurred to third party engineers or architects in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.
13. Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.
14. Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant (Landlord will provide Tenant not less than 24 hours notice prior to any showings). Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry. Notices under this Section may be given by telephone or other informal means.
15. Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.
16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s and Tenant’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.
17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.
18. Assignment and Subletting.
     (a) Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the business, business reputation, or creditworthiness of the proposed transferee is unacceptable to Landlord in Landlord’s reasonable discretion, (ii) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee or (iii) Tenant is in default under this Lease beyond any applicable cure period or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.
     (b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 5 business days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.
     (c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, 50% of the excess of (i) all compensation received by Tenant for the Transfer (net of all reasonable leasing costs incurred by Tenant in connection with such assignment or subletting, including, but not limited to, marketing costs, attorneys’ fees, leasing commissions, leasehold improvements and tenant inducements) over (ii) the Rent allocable to the Premises transferred.
     (d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 10 business days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable attorneys’ fees in connection with the documentation of any Transfer for which Landlord’s consent is requested.
19. Subordination; Mortgagee’s Rights.
     (a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.
     (b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.
     (c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.
20. Tenant’s Certificate; Financial Information. Within 10 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.
21. Surrender.
     (a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, non-electrical wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer. At Tenant’s request, Landlord will do a walk through of the Premises with Tenant approximately 30 days prior to the expiration of the Lease in order to identify (i) the items that Tenant is required to remove and (ii) Tenant’s repair and restoration obligations.
     (b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and, if Tenant holds over for more than 30 days without Landlord’s consent, Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.
22. Defaults — Remedies.
     (a) It shall be an Event of Default:
          (i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant written notice of default;
          (ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

          (iii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 60 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or
          (iv) If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.
     (b) If an Event of Default occurs, Landlord shall have the following rights and remedies:
          (i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;
          (ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;
          (iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable; and
          (iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.
     (c) Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.
     (d) If (i) Landlord shall be in default of any of its maintenance and repair obligations under this Lease or shall fail to provide any of the services to be provided by Landlord under this Lease, and (ii) such default prevents Tenant from using and occupying the Premises for the conduct of Tenant’s business therein, and (iii) Tenant gives Landlord written notice specifying the nature of the default and specifying that Tenant intends to exercise its self-help rights under this subsection, and (iv) Landlord fails to cure such default within 30 days after Landlord receives Tenant’s notice (or within such reasonable additional time as may be necessary to cure such default provided Landlord commences such cure within said period and thereafter diligently prosecutes such cure to completion), then Tenant may, without any obligation to do so, cure such default on behalf of Landlord. Landlord shall reimburse Tenant within 30 days of demand for any reasonable out-of-pocket sums paid or costs incurred by Tenant in curing such default (“Tenant’s Cost of Cure”), which demand shall be accompanied by invoices or other reasonable documentation evidencing amounts incurred by Tenant. To the extent Tenant’s Cost of Cure include items properly includable in Operating Expenses, Landlord may include in Operating Expenses such amounts reimbursed by Landlord, but only to the extent of the amount the repair or service would have cost Landlord had Landlord or its vendor performed it.
     (e) No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.
     (f) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.
     (g) Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.
23. Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.
24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.
25. Miscellaneous.
     (a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.
     (b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.
     (c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.
     (d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.
     (e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

     (f) Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.
26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.
27. Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord and shall maintain at all times on deposit with Landlord and keep whole and unencumbered an irrevocable, assignable, non-documentary standby letter of credit in form, and issued by, a financial institution acceptable to Landlord in the amount of One Million Four Hundred Thousand Dollars ($1,400,000.00) (subject to reduction as provided below), as security for the faithful performance by Tenant of every term and condition of this Lease, it being expressly understood and agreed that Tenant may not direct Landlord to apply said security in payment of rent for any month during the lease term. If there shall be a breach or default by Tenant in respect of any term or condition of this Lease, and such breach or default is not cured within the applicable cure period, if any, Landlord may draw upon all or any part of the letter of credit to perform the same for the account of Tenant, or for any damages, whether such damages or default accrue before or after summary proceedings or re-entry by Landlord. Landlord shall not be required so to use, apply or retain the whole or any part of said security nor shall the provisions herein contained limit the rights and remedies of Landlord under this Lease. If Tenant shall fully and faithfully comply with all of the provisions of this Lease, then, upon the termination or expiration of this Lease by lapse of time or otherwise and Tenant’s surrender of the Premises in the condition required under this Lease, said security or any balance thereof remaining, shall be returned to Tenant within 30 days after such termination or expiration and surrender, as applicable. In the event of any sale, transfer or assignment of Landlord’s interest under this Lease, Landlord may transfer or assign said security to the transferee, and Landlord thereupon shall be released from all liability with respect to said security. Without affecting the non-documentary status of the letter of credit and without involving the issuer of the letter of credit in any matters affecting this Lease, Landlord shall not present a draft under the letter of credit for payment unless (1) a default exists on the part of Tenant beyond any applicable notice and cure period or (2) the letter is scheduled to expire before the time specified above for the return of the security to Tenant, and at least 20 days before the expiration of the letter of credit a renewal letter of credit shall not have been delivered to Landlord. Tenant agrees to keep renewing the letter of credit until the time specified above for the return of the security to Tenant, without any need on the part of Landlord to give Tenant any notice that it is in default in supplying that renewal, any provision of this Lease as to notice of default to Tenant to the contrary notwithstanding. The employment of a letter of credit is an accommodation to Tenant and the object of this Section is to preserve Landlord’s rights to deal with the security as if it were cash. Without limiting the foregoing, the issuer of the letter of credit has no interest in, or concern with, this Lease or the performance under it by either party. The issuer’s sole obligation is to honor a sight draft timely drawn and presented. Provided no Event of Default on the part of Tenant has occurred in the 12 months prior to the date of the scheduled reduction or return, no Event of Default then exists and no event shall then exist with the giving of notice and/or the passage of time would constitute an Event of Default, (i) Tenant shall be entitled to reduce the amount of the letter of credit to $900,000 at the beginning of 13th month of the Term, (ii) Tenant shall be entitled to reduce the amount of the letter of credit to $450,000 at the beginning of the 25th month of the Term, and (iii) Tenant shall be entitled to reduce t he amount of the letter of credit to $200,000 at the beginning of the 37th month of the Term. The amount letter of credit shall be maintained at $200,000 for the balance of the Term, including any extensions or renewals, plus an additional 30 days.
28. Base Building. The base Building shell includes the elements listed on attached Exhibit “D”, which shall be constructed or provided at Landlord’s expense substantially as shown on the plan attached as part of Exhibit “D”. Tenant’s occupancy of the Premises shall constitute acceptance of the base Building elements. All base Building construction shall be completed in a good and workmanlike manner and shall comply in all material respects with all applicable laws codes, regulations, rules and requirements of the governmental authorities having jurisdiction, as applied, enforced and interpreted as of the date the building permit is issued, including, but not limited to, all requirements of Title III of the ADA as applicable to commercial facilities.
29. Tenant Improvements; Tenant Allowance.
     (a) Plan Approval. Tenant, at its expense (except as provided below), shall cause RSP Architects (“Architect”) to prepare space plans for the improvements to the Premises (the “Initial Tenant Improvements”) based upon the preliminary plans prepared by Architect dated November 13, 2006. Landlord will pay $14,000.00 toward Architect’s costs and services. Tenant shall cause Architect (and, if applicable, Tenant’s electrical and mechanical engineers) to prepare final construction drawings (“Construction Drawings”) for the Initial Tenant Improvements. Tenant shall submit such Construction Drawings to Landlord for its review on or before November 13, 2006, and Landlord shall approve or disapprove in writing the Construction Drawings within ten (10) business days after receipt thereof. The Construction Drawings shall include architectural, mechanical and electrical drawings. Landlord’s approval shall not be unreasonably withheld, delayed, or conditioned. The Architect shall deliver the space plans and Construction Drawings, with the associated CAD file, to Landlord via electronic mail. The term “Approved Plans” shall mean the Construction Drawings approved by Landlord as provided above.
     (b) Completion by Landlord. Landlord shall, subject to the issuance of all necessary permits and approvals, complete the Initial Tenant Improvements in accordance with the Approved Plans. The Initial Tenant Improvements shall be substantially completed and ready for use and occupancy by Tenant on or about February 1, 2007 (the “Target Completion Date”), subject to extension for delays due to any cause beyond the reasonable control of Landlord or Landlord’s contractors or suppliers. All construction shall be done in a good and workmanlike manner. Landlord agrees to complete such construction at Tenant’s sole expense equal to the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the “Tenant’s Cost”), including without limitation (i) architectural, engineering and design costs (provided that $14,000 of said costs shall be the sole responsibility of Landlord as provided above and not included in Tenant’s Cost), (ii) the cost charged to Landlord by Landlord’s general contractor and all subcontractors for performing such construction, and (iii) the cost to Landlord of performing directly any portion of such construction. Landlord agrees to waive its construction management fee with respect to the construction of the Initial Tenant Improvements. Landlord agrees to credit Tenant with an allowance equal to the lesser of the Tenant’s Cost or $1,230,328.00 ($22.00 per rentable square foot) (the “Tenant Allowance”). In the event the Tenant’s Cost to complete the Initial Tenant Improvements exceeds the Tenant Allowance, Tenant will be responsible for such excess costs. Tenant agrees to pay to Landlord, within ten (10) days of being billed therefor, the excess (if any) of the Tenant’s Cost above the Tenant Allowance. At Landlord’s request, Tenant shall establish an escrow with Landlord or provide Landlord other reasonable security for payment of Tenant’s Costs in excess of the Tenant Allowance. In the event the Tenant’s Cost to complete the Initial Tenant Improvements is less than the Tenant Allowance, the difference shall be credited to Tenant against the next Rent payment(s) due under the Lease. Landlord will cause its general contractor to put the major subcontracts for the Initial Tenant Improvements out for bid to at least 3 contractors, and the selection of the subcontractors to be awarded the contract will be made mutually by Tenant and Landlord. The general contract will be administered on an “open book” basis. Tenant’s occupancy of the Premises shall constitute acceptance of the Premises (subject to punchlist items, if any, agreed upon prior to occupancy), including all work to be completed by Landlord under this Section.
     (c) Early Access. Upon substantial completion of the Initial Tenant Improvements, Tenant shall be afforded access to the Premises, at Tenant’s own risk, expense and responsibility, two (2) weeks prior to the Commencement Date, for purposes of installing Tenant’s furniture, trade fixtures and equipment (including telephone, internet and security cabling), and for any other proper purpose, including occupancy. In connection with any such access prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease including carrying the insurance specified by the Lease, as if the term of this Lease had already commenced, except that Tenant shall have no obligation to pay Monthly Rent until the Commencement Date.
     (d) Delay. If Landlord fails to achieve substantial completion of the Initial Tenant Improvements on or before the Target Completion Date for any reason other than a delay caused by Tenant, the Commencement Date of February 1, 2007 shall be extended one day for each day of delay, and all dates set forth on the schedule of Minimum Annual Rent, including the Expiration Date, shall similarly be adjusted by one day for each day of such delay, provided, however, if the date of substantial completion is delayed by Tenant, the Term shall commence as if the Premises were substantially complete on the Target Completion Date, as extended for reasons other than those caused by Tenant. Moreover, in the event Landlord fails to achieve substantial completion of the Initial Tenant Improvements by March 31, 2007 (the “Penalty Date”), other than for reasons outside of Landlord’s reasonable control, then Landlord shall reimburse Tenant for any holdover premium incurred thereafter by Tenant to Tenant’s existing landlord, up to a maximum reimbursement of $2,000 for each day of delay past the Penalty Date.
     (e) Power Upgrade. Landlord, at its expense, agrees to upgrade the base Building power supply from 1200 amps to 1600 amps.
     (f) Loading Dock. Landlord, at its expense, shall construct a loading platform at the west end of the Building.
     (g) Additional Allowance. If Tenant so requests, Landlord agrees to increase the Tenant Allowance by up to $500,000 (the “Additional Allowance”). The Additional Allowance may be used for, and only for, reimbursement of Tenant’s out-of-pocket costs and expenses for (i) Tenant’s purchase and installation of the Generator contemplated in subsection (h) below, (ii) payment of Tenant’s Cost (as defined in subsection (b) above) in excess of the original Tenant Allowance of $22.00 per rentable square foot, and (iii) any other leasehold improvements in and to the Premises. In no event shall the Additional Allowance be used for Tenant’s removable personal property, furnishings, equipment or trade fixtures. Any request for reimbursement from the Additional Allowance must be made, if at all, within the first 12 full calendar months of the Term. Provided no Event of Default on the part of Tenant is continuing, Landlord will disburse the Additional Allowance within 30 days following Landlord’s receipt of a timely request for payment accompanied by documentation evidencing Tenant’s costs, appropriate lien waivers and such other information as Landlord may reasonably require. The Additional Allowance (or such portion thereof as may have been disbursed by Landlord) shall be amortized on a straight-line basis over the remainder of the initial Term at an interest rate of ten percent (10%) and shall be repaid by Tenant in equal monthly installments as additional Minimum Annual Rent. Following disbursement of the Additional Allowance, and at either party’s request, Landlord and Tenant shall enter into an amendment of this Lease documenting the resulting increase in the Minimum Annual Rent. Landlord reserves the right to require additional security, e.g., an increase in the letter of credit described in Section 27, as a condition of funding the Additional Allowance.
     (h) Generator. Tenant shall have the right to install a back-up generator and related equipment (collectively, the “Generator”) at a location specified by Landlord to ensure an uninterrupted power supply to the Premises. Prior to the installation of the Generator, Tenant shall provide Landlord, for Landlord’s approval, all documentation relating thereto that Landlord may reasonably request, including plans and specifications, the name of the contractor performing the Generator installation work, the form of the contractor’s agreement, and copies of all necessary permits and approvals. Tenant shall comply with the provisions of Section 12 of this Lease (Alterations), including causing its contractor to provide the required insurance. Unless Landlord and Tenant otherwise agree or unless Tenant sells the Generator to the next tenant of the Premises, upon the expiration or earlier termination of this Lease Tenant shall, at its expense, remove the Generator (including any fuel tanks and lines) in accordance with all applicable Laws pursuant to a removal and restoration plan approved by Landlord, and Tenant shall repair any damage resulting from the removal.
30. Extension Option. Provided that there then exists no Event of Default by Tenant under this Lease, Tenant shall have the right and option to extend the Term of this Lease for one extension term of 5 years. Such option must be exercised, if at all, by giving Landlord prior written notice, not earlier than 18 months, and not later than one year in advance (the “Exercise Deadline”) of the expiration date of the then current lease Term, of Tenant’s election to extend the lease Term; it being agreed that time is of the essence. The extension Term shall be under the same terms and conditions as provided in the Lease except as follows:
     (a) there shall be no further options to extend the Term;
     (b) Tenant shall accept the Premises in their “as is” condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance; and
     (c) the Minimum Annual Rent for each lease year of the applicable extension term shall be the “Market Rent” as defined below and determined as follows. Within 30 days after Landlord receives timely notice from Tenant exercising Tenant’s extension option, Landlord will give notice to Tenant of its determination of the Market Rent of the Premises, and Landlord’s determination will constitute the Market Rent unless Tenant objects by giving Landlord written notice of objection (including Tenant’s determination of the Market Rent) within 10 days after Tenant’s receipt of Landlord’s determination. If Tenant so objects, and the parties are unable to agree upon the Market Rent within 30 days after the Tenant’s objection, then by written notice to the other either party may demand that Market Rent be determined by the appraisal process set forth below. If determination by appraisal is demanded, the Market Rent will be determined by a board consisting of three independent and disinterested reputable real estate professionals with at least 10 years experience in the leasing of commercial office space in the Minneapolis St. Paul metropolitan area (each an “Expert”). Landlord and Tenant will each appoint its respective Expert within 30 days following the appraisal demand. The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within 30 days after the appointment of the second Expert, then the third Expert shall be appointed by any District Court Judge of the judicial district in which the Property is located. Any Expert so appointed by the judge shall be a disinterested reputable real estate appraiser with at least 10 years experience in appraising the rental value of commercial office space in the Minneapolis St. Paul metropolitan area, and shall be a member of the American Institute of Real Estate Appraisers with the designation of “MAI.” The Experts shall be instructed to each independently reach their respective determinations within 45 days of the appointment of the third Expert. If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the fair market Minimum Annual Rent. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middle value (that average being referred to as “Sum A”). The lowest appraised value will be averaged with the middle value (that average being referred to as “Sum B”), and the fair market Minimum Annual Rent will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be equal to the middle appraised value. Written notice of the fair market Minimum Annual Rent as duly determined in accordance with this paragraph shall be promptly given to Landlord and Tenant and will be binding and conclusive on them. Each party will bear its own expenses in connection with the appraisal proceeding (including the Expert appointed by it), and the fees of the third Expert will be borne equally. If, for any reason, the fair market Minimum Annual Rent has not been determined at the time of the commencement of the extension Term, then the fair market Minimum Annual Rent will be the amount set forth in Landlord’s original determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Landlord to Tenant, or Tenant to Landlord, as the case may be.
     For purposes of this Section, “Market Rent” means the net annual rent that a willing tenant would pay, and a willing lessor would accept, in arms-length, bona fide negotiations, if the premises at issue were leased to a single tenant for the period in question under a lease pursuant to which such tenant would not receive any rental concession, such as rental abatements or “free rent” periods or rental assumption, inducements or any leasehold improvement allowance, and otherwise taking into account any other pertinent factors, including, but not limited to, the net effective annual rates per rentable square foot for leases of comparable space in comparable buildings recently or then being entered into in the applicable submarket of the Minneapolis/St. Paul metropolitan area (“Comparable Rates”). In determining the Market Rent and using Comparable Rates in connection with such determination, the following factors (and any other factors then known to be pertinent) shall be considered: the size of the Premises; the length of the term; permitted use; quality of services provided; location and/or floor level; definition of rentable area; existing leasehold improvements; leasehold improvements to be provided by the lessor, whether directly or by allowance; the quality, age and location of the building; financial strength of the applicable tenant; rental concessions (such as rental abatements or “free rent” periods and rent assumptions); inducements; the respective obligations of the lessor and the tenant, the manner in which the rents are then subject to escalation and the time the particular rate under consideration became or will become effective.
     Upon the timely exercise of an extension option and determination of the Minimum Annual Rent for the extension term, at the request of either party the parties hereto will enter into an appropriate amendment to the Lease incorporating the terms of the Lease extension.
31. Parking. Tenant shall be entitled to the use of approximately 5.0 parking spaces without charge for each 1,000 rentable square feet of Premises, subject to parking spaces lost to accommodate the construction of the loading platform for the Building.
32. Satellite Dish Antenna. Tenant shall have the right to install, maintain and repair a satellite dish antenna (the “Antenna”) on the roof of the Building under and subject to the following conditions:
     (a) Tenant shall obtain all necessary approvals and comply with all Laws. Tenant shall take all necessary steps to prevent the Antenna from interfering with the equipment of any other tenant or occupant of the Building.
     (b) Tenant shall obtain Landlord’s prior approval of the location of the Antenna and of the specifications for the Antenna. Tenant agrees to consult with Landlord’s roofing contractor prior to installation and strictly to comply with the roofing contractor’s recommendations and requirements. Tenant shall pay all costs incurred by Landlord in connection with the Antenna including without limitation all architectural, engineering, contractors’ and legal fees.
     (c) At least 3 business days prior to installation, Tenant shall notify Landlord of the date and time of the installation. Tenant shall install the Antenna only if Landlord is present with Tenant at the installation.
     (d) Tenant shall maintain the Antenna in a safe, good and orderly condition. The installation, maintenance, repair and removal of the Antenna shall be performed at Tenant’s sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Property. Tenant’s contractor shall comply with Landlord’s standard insurance requirements, and provide Landlord a certificate of insurance evidencing the same prior to any installation, maintenance, repair or removal of the Antenna(e). No later than the expiration or sooner termination of the Term, at Tenant’s sole expense, Tenant shall remove the Antenna and repair any resulting damage.
     (e) Tenant’s indemnification of Landlord pursuant to Section 8 of this lease also applies to the Antenna and Tenant’s use of any portion of the Property therefor. Without limiting the foregoing, Tenant solely shall be responsible for any damages or injury caused by or in any way relating to the Antenna, including, but not limited to, damage or injury caused by reason of the Antenna collapsing or being blown from the roof.

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust, Sole General Partner
Date signed:
		By:	/s/ Robert L. Kiel
11-17-06			Name: Robert L. Kiel
Title: Senior Vice President/Regional Director

11/16/06
FNH	Regional Manager

BB	Leasing Representative

KB	Property Manager

Date signed:	Tenant:

COMPELLENT TECHNOLOGIES, INC.

Attest:

	By:	/s/ Philip E. Soran
Name:		Print Name: Philip E. Soran
Title:		Print Title: President

Rider 1 to Lease Agreement
(Multi-Tenant Office)
ADDITIONAL DEFINITIONS
“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.
“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.
“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.
“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.
“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.
“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.
“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, lobbies, hallways, restrooms, elevators, driveways, sidewalks, parking, loading and landscaped areas.
“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.
“Event of Default” means a default described in Section 22(a) of this Lease.
“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.
“Interest Rate” means interest at the rate of 1% per month.
“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.
“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.
“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.
“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.
“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.
“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.
“Operating Expenses” means all costs, charges and expenses incurred or charged by Landlord in accordance with Generally Accepted Accounting Principles (GAAP) in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any services provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property pursuant to Section 9 of this Lease, (iv) [omitted], (v) all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing (but only to the extent of any reduction if the contest was not approved by Tenant), which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements (a) required by any Laws, (b) made for the purpose of reducing Operating Expenses, or (c) made for the purpose of directly enhancing the safety of tenants in the Building, (vii) a management and administrative fee equal to 5% of annual Operating Expenses and Minimum Annual Rent, and (viii) a tenant service charge. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (v) costs for the original construction of the Building, costs of correcting construction defects or costs of correcting legal violations existing as of the date of this Lease, (vi) contributions to Operating Expense reserves if such reserves will not be used during the calendar year in which such reserve is created, (vii) all bad debt loss, rent loss or reserve for bad debt or rent loss, (viii) interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of all or any part of the Property, (ix) late fees, (x) any and all costs (including legal fees and costs of lawsuits) associated with the operation of the business of the entity which constitutes Landlord, or (xi) salaries of Landlord’s employees above the level of Building manager. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.
“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.
“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.
“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.
“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.
“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

EXHIBIT “B”
BUILDING RULES
     1. Any sidewalks, lobbies, passages, elevators and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.
     2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.
     3. Tenant shall not impair in any way the fire safety system and shall comply with all security, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written permission.
     4. Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.
     5. Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.
     6. Tenant shall not change any locks nor place additional locks upon any doors without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. Any such locks must comply with Landlord’s standard specifications, and Tenant shall provide Landlord the necessary pass keys, cards or access codes, as applicable.
     7. Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.
     8. If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same. No machinery of any kind other than customary small business machines shall be allowed in the Premises. Tenant shall not use any method of heating, air conditioning or air cooling other than that provided by Landlord without first obtaining Landlord’s written approval, which approval will not be unreasonably withheld.
     9. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building which is designed to normal office building standards for floor loading capacity. Landlord shall have the right to exclude from the Building heavy furniture, safes and other articles which may be hazardous or to require them to be located at designated places in the Premises.
     10. The use of rooms as sleeping quarters is strictly prohibited at all times.
     11. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. Occasional overnight parking is permitted, subject to applicable municipal ordinances. However, long-term overnight parking of vehicles,

B-1

overnight truck parking, or parking of trucks or trailers for temporary storage is prohibited. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence. Bicycles are not permitted in the Building.
     12. Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits.
     13. Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: security guards/monitors, telecommunications installers/maintenance), and all vendors shall be subject to Landlord’s reasonable approval. No mechanics shall be allowed to work on the Building or Building Systems other than those engaged by Landlord. Tenant shall permit Landlord’s employees and contractors and no one else to clean the Premises unless Landlord consents in writing. Tenant assumes all responsibility for protecting its Premises from theft and vandalism and Tenant shall see each day before leaving the Premises that all lights are turned out and that the windows and the doors are closed and securely locked.
     14. Tenant shall comply with any move-in/move-out rules provided by Landlord and with any rules provided by Landlord governing access to the Building outside of Normal Business Hours. Throughout the Term, no furniture, packages, equipment, supplies or merchandise of Tenant will be received in the Building, or carried up or down in the elevators or stairways, except during such hours as shall be designated by Landlord, and Landlord in all cases shall also have the exclusive right to prescribe the method and manner in which the same shall be brought in or taken out of the Building.
     15. Tenant shall not place oversized cartons, crates or boxes in any area for trash pickup without Landlord’s prior approval.
     16. Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.
     17. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.
     18. These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

B-2

EXHIBIT “C”
TENANT ESTOPPEL CERTIFICATE
     Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:
     1. The information set forth in attached Schedule 1 is true and correct.
     2. Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.
     3. All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.
     4. Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.
     5. Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.
     6. To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.
     7. Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.
     8. No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.
     9. The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.
     10. This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.
     IN WITNESS WHEREOF, Tenant has executed this Certificate this ___day of ___, 2___.

Name of Tenant

By:

Title:

C-1

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE
Lease Documents, Lease Terms and Current Status
A.	Date of Lease:

B.	Parties:
1.	Landlord:

2.	Tenant:
C.	Premises:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Option Rights:

H.	Security Deposit Paid to Landlord: $

I.	Current Minimum Annual Rent: $

J.	Current Annual Operating Expenses: $

K.	Current Total Rent: $

L.	Square Feet Demised:

C-2

EXHIBIT “D”
BASE BUILDING
1)	Exterior façade of warm earth-tone brick;

2)	Glazing to be 1” insulated, low-E gray tinted glass;

3)	Window mullions to be aluminum, champagne color;

4)	The base building environmental system shall be a VAV system sized to accommodate a building population of 1 person per 200 square feet;

5)	Ceiling grid and 2 x 4 second look reveal edge tile stacked on the floor;

6)	Restroom core shall be delivered complete as part of base building in accordance with the attached building footprint plans previously provided to Tenant. The fixture count shall be based upon a population density of 1 person per 200 square feet;

7)	100% fully sprinklered building. System design to medium hazard standard. Sprinkler heads dropped and distributed based upon an open plan layout;

8)	2’ x 4’ parabolic light fixtures stacked on floor;

9)	Perimeter wall delivered with studs, insulation and vapor barrier installed;

10)	Landscaping of the Property shall be completed at Landlord’s expense, but will not be installed until the proper season, and then only as weather conditions permit;

11)	Exterior parking lot shall comply with all applicable municipal codes;

12)	Roof system shall be a ballasted rubber roof with a 10-year warranty; and

13)	Building lobby shall be completed as part of base building. Lobby to include a fireplace, carpeted floor with slate accents and vinyl wall-covering on the walls.

D-1

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of this 29 day of March, 2007, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and COMPELLENT TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
Background
A. Landlord and Tenant entered into that certain Lease Agreement dated November 15, 2006 (the "Lease”), for the entire Building (consisting of approximately 55,924 rentable square feet of space) at 7625 Smetana Lane, Eden Prairie, Minnesota.
B. Landlord and Tenant desire to confirm the Commencement Date and amend the Lease as hereinafter set forth.
Agreement
For good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties do hereby amend the Lease as follows:
     1. Commencement Date. The Commencement Date of the Lease is February 15, 2007.
     2. Tenant Allowance. The broker that represented Tenant on this Lease, Paramount Real Estate Corporation, has requested and authorized Landlord to reduce the broker’s commission by $100,000 and use the savings to increase the Tenant Allowance, all as set forth in the January 19, 2007 letter from Fred Hedberg of Paramount Real Estate Corporation attached to this Amendment as Attachment 1. Accordingly, Landlord hereby agrees to apply $100,000 of the remaining brokerage fee to the Tenant Allowance, thereby increasing the Tenant Allowance from $1,230,328 to $1,330,328, and reducing the brokerage fee by $100,000.
     3. Defined Terms. All capitalized terms used in this Amendment but not separately defined herein shall have the meaning given to them in the Lease.
     4. Full Force and Effect. All of the terms and conditions of the Lease not inconsistent with this Amendment shall remain in full force and effect.
     5. Counterparts. This Amendment may be executed in counterparts and may be delivered by facsimile transmittal of signed original counterparts.
[SIGNATURES ON FOLLOWING PAGE]

     The parties have executed this First Amendment as of the date first set forth above.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP, a
Pennsylvania limited partnership

By:	LIBERTY PROPERTY TRUST
Its: Sole General Partner

By:	/s/ Michael T. Hagan
Michael T. Hagan
Its: Senior Vice President

FNH	Regional Manager

BB	Leasing Representative

KB	Property Manager

TENANT:

COMPELLENT, INC., a Delaware corporation

By: /s/ Philip E. Soran
Printed Name:	Philip E. Soran
Title: President/CEO

The undersigned hereby agrees to the provisions of Section 2 above.

PARAMOUNT REAL ESTATE CORPORATION

By:	/s/ Fred N. Hedberg
Fred N. Hedberg, Principal

2.